/s/ Michael Ricci

Exhibit 23.5

CONSENT OF RESPEC

RESPEC hereby consents to the use by Alliance Resource Partners, L.P. (the “Partnership”) and incorporation by reference into the Partnership’s Registration Statement on Form S-8, of our Technical Report Summaries dated July 2022, relating to certain coal reserves and coal resources of the Partnership as of December 31, 2021. (other than our Technical Report Summary with respect to the Partnership's Tunnel Ridge Mine, which is dated February 2023 and relating to certain coal reserves and coal resources of the Partnership as of December 31, 2022).

RESPEC

By: /s/ Michael Ricci

Name: Michael Ricci

Title: Principal Engineer

Dated: February 24, 2023